Exhibit 15.1
DTN Holding
Company, Inc. and
Subsidiaries
Consolidated Financial Statements
for the Year Ended December 31, 2007,
and Independent Auditors’ Report

DTN HOLDING COMPANY, INC. AND SUBSIDIARIES
TABLE OF CONTENTS

Page
INDEPENDENT AUDITORS’ REPORT	1

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2007:

Balance Sheet	2

Statement of Operations	3

Statement of Cash Flows	4

Statement of Changes in Stockholders’ Equity (Deficit) and Comprehensive Income (Loss)	5

Notes to the Consolidated Financial Statements	6—22

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors of
DTN Holding Company, Inc. and Subsidiaries
Omaha, Nebraska
We have audited the accompanying consolidated balance sheet of DTN Holding Company, Inc. and Subsidiaries (the “Company”) as of December 31, 2007, and the related consolidated statements of operations, cash flows, and changes in stockholders’ equity (deficit) and comprehensive income (loss) for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of DTN Holding Company, Inc. and Subsidiaries as of December 31, 2007, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
Omaha, Nebraska
March 27, 2008

DTN HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2007

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$42,924,196
Accounts receivable — net of allowance for doubtful accounts of $1,524,363	10,631,696
Investment securities	—
Inventory	417,122
Prepaid expenses and other current assets	3,019,861

Total current assets	56,992,875

PROPERTY AND EQUIPMENT:
Equipment used by subscribers	64,048,694
Other property and equipment	68,076,643

Total property and equipment	132,125,337

Less accumulated depreciation	(98,876,063)

Net property and equipment	33,249,274

INTANGIBLE ASSETS — Net	39,399,642

GOODWILL	60,940,370

DEFERRED INCOME TAXES	8,538,628

OTHER ASSETS — Net	6,904,131

TOTAL	$206,024,920

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$12,916,884
Accrued expenses	13,228,238
Unearned revenue	28,956,269
Current portion of long-term debt	29,386,478

Total current liabilities	84,487,869

DEFERRED RENT PAYABLE	352,803

OTHER NONCURRENT LIABILITIES	183,298

FAIR VALUE OF INTEREST RATE SWAP	4,849,091

LONG-TERM DEBT	211,403,522

Total liabilities	301,276,583

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT):
Class A common shares, no par, no stated shares authorized; 97,000 shares issued and outstanding	9,700,000
Class B common shares, non voting, no par, no stated shares authorized; 3,000 shares issued and outstanding	300,000
Class C common shares, non voting, no par, 16,330 shares authorized and 15,420 shares issued and outstanding	—
Paid-in-capital	1,869,501
Accumulated deficit	(107,114,106)
Accumulated other comprehensive loss	(7,058)

Total stockholders’ equity (deficit)	(95,251,663)

TOTAL	$206,024,920

See notes to consolidated financial statements.

DTN HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2007

REVENUES:
Subscriptions	$136,740,590
Communication services	16,625,371
Advertising	10,544,224
Service and other	3,295,186

167,205,371

EXPENSES:
Selling, general and administrative	109,818,473
Costs of sales	5,405,350
Depreciation and amortization	34,436,951
Subscriber equipment impairment charge	410,917

150,071,691

OPERATING INCOME	17,133,680

OTHER (EXPENSE) INCOME:
Interest expense	(26,869,968)
Gain on disposal of securities — net	21,217,602
Other income — net	599,348

(5,053,018)

INCOME BEFORE INCOME TAXES	12,080,662

INCOME TAX EXPENSE	3,605,575

NET INCOME	$8,475,087

See notes to consolidated financial statements.

DTN HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,475,087
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,436,951
Deferred income taxes	(3,143,914)
Amortization of debt issue costs	1,233,410
Change in fair value of interest rate derivatives	3,356,504
Gain on disposition of equipment and other assets	(21,132,466)
Subscriber equipment impairment charge	410,917
Compensation recognized under employee stock plans	966,661
Change in assets and liabilities — net of acquisitions:
Accounts receivable	(52,703)
Inventory	(267,858)
Prepaid expenses and other assets	(782,576)
Accounts payable	5,331,406
Accrued expenses	1,824,587
Unearned revenue	(842,689)

Net cash flows from operating activities	29,813,317

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures:
Equipment used by subscribers	(3,947,991)
Other property and equipment	(6,035,926)
Acquisitions — net of cash acquired	(7,993,309)
Purchases of investments	(190,356)
Proceeds received from sale of investments	22,848,130

Net cash flows from investing activities	4,680,548

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on long-term debt	242,000,000
Payments on term debt and revolver	(241,305,000)
Payments of debt issuance costs	(1,002,000)

Net cash flows from financing activities	(307,000)

NET CHANGE IN CASH AND CASH EQUIVALENTS	34,186,865

CASH AND CASH EQUIVALENTS — Beginning of year	8,737,331

CASH AND CASH EQUIVALENTS — End of year	$42,924,196

See notes to consolidated financial statements.

DTN HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)
YEAR ENDED DECEMBER 31, 2007

									Accumulated
							Additional		Other	Total
	Class A		Class B		Class C		Paid-	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	In Capital	Deficit	Income (Loss)	Equity (Deficit)
BALANCE — January 1, 2007	97,000	$9,700,000	3,000	$300,000	15,463	$—	$902,840	$(115,589,193)	$(53,928)	$(104,740,281)

Net income	—	—	—	—	—	—	—	8,475,087	—	8,475,087
Realized loss on securities	—	—	—	—	—	—	—	—	53,928	53,928
Net unrealized loss on securities	—	—	—	—	—	—	—	—	(7,058)	(7,058)

Total comprehensive income	—	—	—	—	—	—	—	—	—	8,521,957

Shares issued to management	—	—	—	—	—	—	873,406	—	—	873,406

Shares forfeited by management	—	—	—	—	(43)	—	—	—	—	—

Amounts related to stock options	—	—	—	—	—	—	93,255	—	—	93,255

BALANCE — December 31, 2007	97,000	$9,700,000	3,000	$300,000	15,420	$—	$1,869,501	$(107,114,106)	$(7,058)	$(95,251,663)

See notes to consolidated financial statements.

DTN HOLDING COMPANY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2007
1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations — DTN Holding Company, Inc. and Subsidiaries (the “Company”) is a business-to-business information services and electronic communications company focused on agriculture, energy and weather business markets. The Company delivers on-demand market information, commodity cash prices, industry news and in-depth analysis, and location-specific weather via satellite and over the Internet. In addition, the Company owns and operates The Progressive Farmer magazine, the largest publication focusing on the information needs of commercial farmers and landowners.

Basis of Presentation — The financial statements presented have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Principles of Consolidation — The consolidated financial statements include all the accounts of the Company and its wholly owned subsidiaries. All significant inter company accounts and transactions have been eliminated in consolidation.

Revenue Recognition — The Company provides its subscribers with equipment or access through the Internet to receive information and communication services. The Company charges a recurring subscription fee and, in many instances, a one-time service initiation fee. The subscriptions are generally contracted for an initial period of between one and three years and are generally billed quarterly in advance. Payments received in advance of the service period are deferred and recognized as the services are provided. Subscription revenue from The Progressive Farmer magazine is recognized over the term of the subscription period. Professional services and equipment sales are recognized upon customer acceptance. Service initiation fees are deferred and recognized in income over the term of the contract. Communication services are generally billed monthly in arrears based on the number and length of the messages delivered to subscribers, but are recognized in revenue as the services are provided. Advertising revenues are recognized in the period or periods that the advertisement is served. Fees for services provided to affiliates are recognized as the services are provided.

Costs of Sales — Costs of sales include equipment hardware costs, direct costs of service revenues and paper, printing and distribution expenses for The Progressive Farmer magazine.

Commission Expense — Commissions and bonuses, which are paid at the time of the initial subscription to sales representatives, to Company representatives, or to subscribers for successful customer referrals, are expensed in the period earned.

Cash and Cash Equivalents — The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Investments — Investments consist of equity investments that are carried at fair value and classified as available for sale. Unrealized gains and losses are reported as a separate component of accumulated other comprehensive income (loss). Realized gains and losses are reclassified from accumulated other comprehensive income (loss) to other income (expense) in the consolidated statement of operations. The cost of the investments used in computing realized and unrealized gains and losses is determined using the average cost method.

Inventory — Inventory is stated at the lower of cost or market with cost determined on a first in, first out basis.

Fresh-Start Accounting — On September 25, 2003, the Company and all of its wholly owned subsidiaries, filed voluntary petitions under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), together with a prepackaged Plan of Reorganization (the “Plan”) with the United States Bankruptcy Court for the Southern District of New York. On October 31, 2003 (the “Effective Date”), all conditions necessary for the Plan to become effective were satisfied and the Company emerged from Chapter 11 bankruptcy protection.

Upon its emergence from bankruptcy protection on the Effective Date, the Company implemented “fresh-start” accounting in accordance with Statement of Position (SOP) 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. Fresh-start accounting required the Company to allocate the reorganization value to its assets and liabilities based upon their estimated fair values. The reorganization value of $185,000,000 was determined pursuant to the Company’s Plan of Reorganization. Adopting fresh-start accounting has resulted in material adjustments to the historical carrying amount of the Company’s assets and liabilities. The Company allocated the reorganization value to its assets and liabilities based upon the fair values of the respective business units as determined by an independent appraiser.

The net effect of all fresh-start accounting adjustments resulted in a net benefit of $90,851,468.

Equipment Used by Subscribers — Equipment used by subscribers to receive the Company’s electronically transmitted information and communication services is stated at cost for equipment acquired subsequent to October 31, 2003, and at fair value as part of the fresh-start accounting adjustments made upon the Company’s emergence from bankruptcy on October 31, 2003, in accordance with SOP 90-7, less applicable accumulated depreciation since emergence from bankruptcy. Depreciation is calculated using the straight-line method over a useful life of three to six years.

The Company evaluates the recoverability of long-lived assets, other than indefinite-lived intangible assets, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable as required by Financial Accounting Standards Board (FASB) Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, but at least annually. As a result of this evaluation for the year ended December 31, 2007, the Company has recorded impairment charges of $410,917 relating to the carrying costs of equipment used by subscribers.

During 2003, the Company entered into a sale and leaseback transaction whereby the Company-owned subscriber equipment was sold to DTN Leasing, Inc., a newly formed company that is consolidated with DTN Holding Company, LLC. DTN Leasing, Inc. manages the subscriber equipment fleet and charges the respective divisions a monthly lease charge.

Other Property and Equipment — Other property and equipment are stated at cost for property and equipment acquired subsequent to October 31, 2003, and at fair value as part of the fresh-start accounting adjustments made upon the Company’s emergence from bankruptcy on October 31, 2003, less applicable accumulated depreciation since emergence from bankruptcy. The Company capitalizes the costs of computer software developed or obtained for internal use in accordance with guidance from SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective classes of assets as follows:

Computer equipment	3—5 years
Software and developed technology	2—5 years
Furniture, fixtures and other	3—7 years
Leasehold improvements	5—10 years
Building	40 years
Intangible Assets and Goodwill — The Company’s intangible assets consist of those identified intangible assets with both finite lives and indefinite lives. The Company’s finite-lived intangible assets consist of customer relationships and non-compete agreements and are amortized using the straight-line method over three to seven years. The Company’s indefinite-lived intangible assets consist of trade names and are not amortized. Instead, they are reviewed periodically (at least annually) for impairment. Goodwill is not amortized. The Company assesses goodwill for impairment using the discounted cash flow method. Subsequent to the Company’s emergence from bankruptcy on October 31, 2003, all existing intangible assets and goodwill were stated at fair value as part of the fresh-start accounting adjustments recorded in accordance with SOP 90-7.

Other Assets — Net — Other assets — net consists of deferred debt issuance costs, net of accumulated amortization, the long-term portion of prepaid rent expense, and certain of the Company’s investments in available for sale securities, stated at fair value.

In December 2007, the Company received $22,848,130 cash for the 7,239,585 shares it owned in iTradeNetwork Inc. The Company realized a gain on this disposal in the amount of $21,271,821. The Company had accounted for this investment using the cost basis.

Income Taxes — The Company’s two principal operating subsidiaries are organized as C corporations and are subject to, and pay, income taxes. A limited liability company, which is treated as a partnership for income tax purposes, nullifies the requirement for Holdings to file a consolidated income tax return with its operating company subsidiaries. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of Holdings’ assets, liabilities, and carryforwards using enacted tax rates. Valuation allowances are recognized if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Research and Development — Expenditures for research and development are charged to expense as incurred. For the year ended December 31, 2007, expenditures for research and development was $4,280,291.

Statement of Cash Flows — Supplemental information on cash payments and non-cash investing and financing activities is presented as follows:

2007
Cash paid for income taxes	$1,790,781
Cash paid for interest	22,521,876
Non-cash purchase of other property and equipment	308,858
Non-cash purchase of equipment used by subscribers	650,094
Stock-Based Compensation — As of January 1, 2006, the Company adopted the provisions of FASB Statement No. 123(R), Share-Based Payment (Revised 2004 ), modified on a prospective basis and did not restate financial results for prior periods. Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the period during which the holder is required to provide services in exchange for the award. Upon adoption, the Company elected to follow the simplified method under FASB Staff Position 123R-3, Transition Election to Accounting for Tax Effects of Share-Based Payment Awards, for purposes of computing the additional paid-in-capital pool. Prior to the adoption of FASB Statement No. 123(R), shares granted in 2005 were determined to have no value. Accordingly, no compensation expense was necessary to be recorded in the financial statements for these awards. See Note 7 which further describes the Company’s stock-based compensation assumptions and expenses.

Accounting Pronouncements — In December 2007, the FASB issued FASB Statement No. 141(R), Business Combinations (Revised 2007), which establishes principles and requirements for how an acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, (ii) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of financial statements to evaluate the nature and financial effects of the business combination. FASB Statement No. 141(R) will be applied prospectively to business combinations that have an acquisition date on or after January 1, 2009. The provisions of FASB Statement No. 141(R) will not affect the Company’s consolidated financial statements for prior periods.

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This statement, which is expected to expand fair value measurement, permits entities to choose to measure many financial instruments and certain other items at fair value. FASB Statement No. 159 is not expected to have a material impact on our consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (“SFAS No. 157”), Fair Value Measurements. This statement establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. While FASB Statement No. 157 does not require any new fair value measurements, it may change the application of fair value measurements embodied in other accounting standards. FASB Statement No. 157 will be effective at the beginning of the 2008 fiscal year. The Company is currently assessing the effect of this pronouncement on the consolidated financial statements.

In June 2006, the FASB issued Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation will become effective for the Company beginning January 1, 2008. The Company has not completed its evaluation of FIN No. 48 to determine the impact that adoption will have on its consolidated financial statements.
2.	ACQUISITIONS

On May 11, 2007, the Company acquired certain business assets of QuickFarm, Inc., which includes primarily a customer list, for $3,212,104 cash and assumed liabilities of $1,295,760, comprised of $757,648 of deferred revenue, $531,862 of integration costs and $6,250 of contract termination costs. The results of operations of the QuickFarm, Inc. assets have been consolidated with operating results since May 14, 2007.

The estimated fair values of assets acquired and liabilities assumed at the date of acquisition based on the preliminary valuation by the Company, are summarized as follows:

	Estimated
	Fair Value	Useful Life
Customer list	$2,068,179	7 years
Goodwill	2,439,685
Integration costs	(531,862)
Contract termination costs	(6,250)
Deferred revenue	(757,648)

Net assets acquired	$3,212,104

The primary area of the purchase price allocation that is not yet finalized relates to integration costs to move the acquired QuickFarm, Inc. customers to Company-supported platforms. The Company estimated those costs to be $531,862. These costs were recognized as a liability assumed in the purchase of the QuickFarm, Inc. assets and accordingly have resulted in an increase to goodwill. The Company expects to finalize the valuations in the second quarter of 2008. Future decreases to the estimate for integration costs will be recorded as an adjustment to goodwill. Increases to the estimate for integration costs will be recorded as an adjustment to goodwill through the purchase accounting allocation period, and as an adjustment to operating expenses thereafter.

Concurrent with the acquisition of the QuickFarm, Inc. business assets, QuickFarm, Inc. and certain of its officers and owners entered into four year non-compete agreements with the Company, which have been valued at $65,000 by the Company.

On May 2, 2007, the Company acquired certain business assets of WeatherBank, Inc., which includes primarily a customer list, for $4,667,501 cash and assumed liabilities of $541,143, comprised of $298,389 of deferred revenue and $242,754 of integration costs. The results of operations of the WeatherBank, Inc. assets have been consolidated with operating results since May 3, 2007.

The estimated fair values of assets acquired and liabilities assumed at the date of acquisition based on the preliminary valuation by the Company, are summarized as follows:

	Estimated
	Fair Value	Useful Life
Customer list	$3,500,087	5 years
Goodwill	1,708,557
Integration costs	(242,754)
Deferred revenue	(298,389)

Net assets acquired	$4,667,501

The primary area of the purchase price allocation that is not yet finalized relates to integration costs to move the acquired WeatherBank, Inc. customers to Company-supported platforms. The Company estimated those costs to be $242,754. These costs were recognized as a liability assumed in the purchase of the WeatherBank, Inc. assets and accordingly have resulted in an increase to goodwill. The Company expects to finalize the valuations in the first quarter of 2008. Future decreases to the estimate for integration costs will be recorded as an adjustment to goodwill. Increases to the estimate for integration costs will be recorded as an adjustment to goodwill through the purchase accounting allocation period, and as an adjustment to operating expenses thereafter.

Concurrent with the acquisition of the WeatherBank, Inc. business assets, WeatherBank, Inc. and certain of its owners entered into five year non-compete agreements with the Company, which have been valued at $37,361 by the Company.

On December 31, 2006, the Company acquired The Progressive Farmer magazine from Progressive Farmer, Inc. and Southern Progress Corporation in an asset purchase agreement for $12,832,343 cash and assumed liabilities of $3,488,868, comprised of deferred revenue, trade payables and accrued expenses. The results of operations of The Progressive Farmer assets have been consolidated with operating results since January 1, 2007.

The fair values of the assets acquired and liabilities assumed at the date of the acquisition, are summarized as follows:

	Estimated
	Fair Value	Useful Life
Customer list	$5,123,691	40 months
Goodwill	8,807,947
Accounts receivable	2,187,675
Prepaid expenses	40,194
Computer equipment	62,869
Furniture, fixtures, and other	58,955
Software and developed technology	39,880
Deferred revenue	(3,183,224)
Other current liabilities	(305,644)

Net assets acquired	$12,832,343

The net assets acquired in the purchase of The Progressive Farmer magazine differ from the original estimate due to additional transaction costs of $11,448 that were recognized after December 31, 2006. The allocation of the purchase price to the fair value of the assets acquired and liabilities assumed differs from the original allocation due to the completion of the Company’s valuation of the acquired customer list and additional assumed other liabilities. The completion of the Company’s valuation of the acquired customer list resulted in a decrease to the amount originally allocated to the customer list and an increase to the amount allocated to goodwill in the amount of $946,093. The Company also assumed an additional $13,895 of other current liabilities and increased the amount of goodwill recorded by the same amount.

Concurrent with the acquisition of The Progressive Farmer magazine, Progressive Farmer, Inc. and Southern Progress Corporation entered into a three year non-compete agreement with the Company, which has been valued at $180,000 by the Company.

On June 30, 2006, the Company acquired the business assets of Surface Systems, Inc., which includes primarily a customer list, for $1,893,526 cash and assumed liabilities of $48,862, comprised of deferred revenue. The results of operations of the Surface Systems, Inc. assets have been consolidated with operating results since July 1, 2006.

The fair values of assets acquired and liabilities assumed at the date of acquisition, are summarized as follows:

	Estimated
	Fair Value	Useful Life
Customer list	$1,535,836	5 years
Goodwill	406,552
Deferred revenue	(48,862)

Net assets acquired	$1,893,526

The net assets acquired in the purchase of Surface Systems, Inc. business assets differ from the original estimate due to a decrease in transaction costs of $105 that was recognized after December 31, 2006. The decrease in transaction costs resulted in a decrease in the amount of goodwill recognized in the purchase of the Surface Systems, Inc. business assets.

3.	INVESTMENTS

Investments at fair value include investments related to deferred compensation in the amount of $183,298. Such investments are classified as noncurrent and are included in other assets — net in the consolidated balance sheet for the year ended December 31, 2007. A corresponding liability for the elective participant compensation deferrals is included in other noncurrent liabilities in the consolidated balance sheet for the year ended December 31, 2007. See Note 9 which further describes the Company’s deferred compensation plan.

The cost, gross unrealized losses and fair value of the investments as of December 31, 2007 and January 1, 2007, are summarized as follows:

	December 31,	January 1,
	2007	2007
Cost	$190,356	$54,219
Less unrealized losses	7,058	53,928

Fair value	$183,298	$291

On December 31, 2007, the Company disposed of its investment in Uphonia, Inc. and the unrealized loss of $53,928 was reclassified to other (expense) income in the consolidated statement of operations for the year ended December 31, 2007.

4.	SUBSCRIBER EQUIPMENT AND OTHER PROPERTY AND EQUIPMENT

Subscriber equipment and other property and equipment at December 31, 2007, consist of the following:

Equipment used by subscribers	$64,048,694
Computer equipment	14,414,208
Software and developed technology	43,837,816
Furniture, fixtures and other	3,517,760
Leasehold improvements	2,486,382
Building	3,116,994
Land	703,483

132,125,337

Less accumulated depreciation	(98,876,063)

Net property and equipment	$33,249,274

5.	INTANGIBLE ASSETS AND GOODWILL

Intangible assets consist of the following:

	December 31, 2007
	Gross
	Carrying	Accumulated
	Amount	Amortization
Amortized intangible assets:
Customer relationships	$80,091,264	$(45,286,845)

Non-compete agreement	$282,361	$(75,138)

Intangible assets not subject to amortization — trade names	$4,388,000	$—

Aggregate amortization expense was $12,004,005 for the year ended December 31, 2007.

Estimated amortization expense for each of the years ended December 31 is as follows:

2008	$12,033,507
2009	11,713,897
2010	9,164,083
2011	1,162,621
2012	937,534

$35,011,642

The activity in goodwill for the year ended December 31, 2007, is as follows:

Balance — January 1, 2007	$55,820,797

Surface Systems, Inc. acquisition (adjustment)	(105)
Progressive Farmer, Inc. acquisition (adjustment)	971,436
WeatherBank, Inc. acquisition	1,708,557
QuickFarm, Inc. acquisition	2,439,685

Balance — December 31, 2007	$60,940,370

The excess of the Surface Systems, Inc., Progressive Farmer, Inc., WeatherBank, Inc. and QuickFarm, Inc. purchase prices over the fair value of the assets acquired was allocated to goodwill. Goodwill recognized in these transactions is currently estimated at $13,362,741 and is fully deductible for income tax purposes over a 15 year period.

6.	LONG-TERM DEBT

The Company’s long-term debt is as follows:

December 31,
2007
Term credit — first lien senior Tranche C term loans	$240,790,000

Less current portion	29,386,478

Total long-term debt	$211,403,522

March 17, 2007 Refinancing — Amended and Restated First Lien Credit and Guaranty Agreement — On March 16, 2007 (the “Closing Date”), the Company and its creditors amended and restated the existing first lien credit agreement dated March 10, 2006. The amended and restated first lien credit agreement established Tranche C term loans, refinanced the existing first lien Tranche B term loans with the Tranche C term loans and refinanced all amounts existing under the second lien credit agreement with first lien Tranche C term loans. The effect of the amended and restated first lien credit agreement was to refinance all of the Company’s outstanding long-term debt with the Tranche C term loans within the amended and restated first lien credit agreement. The amended and restated first lien credit agreement consists of $242,000,000 of first lien senior secured term loans and $25,000,000 of revolving commitments. The Company used $242,000,000 of Tranche C term loans and $1,239,841 of cash to repay $179,642,500 of first lien senior secured Tranche B term loans; to repay $60,000,000 of second lien senior secured term loans plus accrued interest of $1,647,600; to pay $600,000 in call premium for the early repayment of the second lien senior secured term loans; and to pay transaction costs, fees and expenses of $1,349,741. Of the $1,349,741 of transaction costs, fees and expenses incurred in this refinancing, $1,102,000 was paid to creditors and was added to the remaining unamortized deferred debt issuance costs of $7,731,245 relating to the March 10, 2006, refinancing. These costs are being amortized over the remaining term of the amended and restated credit agreement. Interest expense for the year ended December 31, 2007 includes $1,233,410 of debt issuance costs related to the refinanced debt. The remaining $247,741 of costs, fees and expenses incurred in this refinancing were expensed in March 2007. Additional costs, fees and expenses of $115,672 were recognized subsequent to the Closing Date and were expensed in 2007.

The Tranche C term loans are variable rate loans that allow the Company to select either a Base Rate Loan or a Eurodollar Loan. A Base Rate Loan is based on the fluctuating rate per annum equal to the higher of (a) the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” as defined in the agreement and (b) the Federal Funds Effective Rate plus 50 basis points per annum, plus the applicable interest margin of 2%. In the case of a Eurodollar Loan, interest shall be payable at a rate per annum referenced to the London InterBank Offered Rate (LIBOR), plus the applicable interest margin of 3%. Principal payments on the Tranche C term loans, in the amount of $605,000 each, are due quarterly beginning July 1, 2007 and ending January 1, 2013. A balloon payment for the remaining balance on the Tranche C term loans is due March 10, 2013. Interest is payable in arrears. At December 31, 2007, the Company had selected Eurodollar Loans for $240,185,000 of the principal balance bearing interest rates between 7.93% and 8.39% and a Base Rate Loan for $605,000 of the principal balance bearing an interest rate of 9.25%.

The first lien senior secured credit facility includes the availability of up to $25,000,000 of Revolving Commitments. Borrowings under the Revolving Commitments can be either a Base Rate Loan or a Eurodollar Loan. The interest rate on borrowings under the Revolving Commitments is determined using the same methods as with the senior secured term loans. The applicable interest margin for Eurodollar Loans under the Revolving Commitments is between 2.75% and 3.00%. The applicable interest margin for Base Rate Loans under the Revolving Commitments is the same as the interest margin for first lien senior secured Base Rate Loans. The Company has not made any borrowings under the Revolving Commitments feature of the first lien senior secured term loans facility as of December 31, 2007.

March 10, 2006 Refinancing — First and Second Lien Senior Term Loans — On March 10, 2006 (the “Closing Date”), the Company completed a refinancing of all of its long-term debt. The credit facility at March 10, 2006, consisted of $206,000,000 first lien senior term loans and $60,000,000 of second lien senior term loans. The Company used $181,000,000 of first lien senior loans, $60,000,000 of second lien senior loans and $17,287,932 of cash to repay $148,850,063 of Tranche B term loans outstanding at March 10, 2006, plus accrued interest of $2,113,069; $19,385 of commitment fees on the unused portion of the revolver; $100,000,000 in dividends to its Class A, B, and C stockholders; and transaction costs of $7,305,415. Additional fees and expenses associated with the refinancing in the amount of $118,578 were recognized subsequent to the Closing Date.

The first lien senior secured term loans were variable rate loans that allowed the Company to select either a Base Rate Loan or a Eurodollar Loan. A Base Rate Loan was based on the fluctuating rate per annum equal to the higher of (a) the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” as defined in the agreement and (b) the Federal Funds Effective Rate plus 50 basis points per annum, plus the applicable interest margin of 2%. In the case of a Eurodollar Loan, interest was payable at a rate per annum referenced to LIBOR, plus the applicable interest margin of 3%. Principal payments on the first lien senior secured term loans, in the amount of $452,500 each, were due quarterly beginning July 1,

2006 and ending January 1, 2013. A balloon payment in the amount of $168,782,500 on the first lien senior secured term loans was due March 10, 2013. Interest was payable in arrears. At December 31, 2006, the Company had selected Eurodollar Loans for the first lien senior secured term loans, with $110,000,000 of the first lien senior secured term loans bearing an interest rate of 8.35% and $70,095,000 of the first lien senior secured term loans bearing an interest rate of 8.63%.

The first lien senior secured credit facility included the availability of up to $25,000,000 of Revolving Commitments. Borrowings under the Revolving Commitments could be either a Base Rate Loan or a Eurodollar Loan. The interest rate on borrowings under the Revolving Commitments was determined using the same methods as with the senior secured term loans. The applicable interest margin for Eurodollar Loans under the Revolving Commitments was between 2.75% and 3.00%. The applicable interest margin for Base Rate Loans under the Revolving Commitments was the same as the interest margin for first lien senior secured Base Rate Loans. The Company made no borrowings under the Revolving Commitments feature of the first lien senior secured term loans facility as of December 31, 2006.

The $60,000,000 second lien senior secured term loans were variable rate loans that allowed the Company to select either a Base Rate Loan or a Eurodollar Loan. A Base Rate Loan was based on the fluctuating rate per annum equal to the higher of (a) the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” as defined in the agreement and (b) the Federal Funds Effective Rate plus 50 basis points per annum, plus the applicable interest margin of 7%. In the case of a Eurodollar Loan, interest was payable at a rate per annum referenced to LIBOR, plus the applicable interest margin of 8%. The term loans under the second lien secured loans facility were due on September 10, 2013. Interest was payable in arrears with payments due each January 1, April 1, July 1, and October 1, commencing on July 1, 2006, in the case of a base rate loan and the last day of every one-month, two-month, or three-month period, depending on the term selected by the Company, in the case of a Eurodollar loan. At December 31, 2006, the Company had selected a Eurodollar Loan for the second lien senior secured term loans with an interest rate of 13.36%.

Interest Rate Cap — The Company maintains an interest rate cap with a notional amount of $77,500,000 and a cap rate of 6.25% to limit the interest rate risk associated with the Eurodollar rate on its variable-rate long-term debt. The cap expires on June 14, 2008. The Company is accounting for this interest rate agreement using derivative accounting as described in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The effect of the cap on the Company’s results of operations for the year ended December 31, 2007, is an increase to interest expense in the amount of $10,812.

Interest Rate Swap — The Company maintains an interest rate swap contract with a notional amount of $170,000,000 and a fixed rate of 5.32% to limit the interest rate risk associated with its variable-rate long-term debt. The swap contract expires on April 1, 2010. The Company is accounting for this interest rate agreement using derivative accounting as described in FASB Statement No. 133. The effect of the swap on the Company’s results of operations for the year ended December 31, 2007, is an increase to interest expense in the amount of $3,155,231.

Debt Covenants and Collateral — Substantially all of the Company’s assets are pledged as collateral under these agreements. All of the Company’s wholly owned subsidiaries are guarantors of the Company’s long-term debt. These guarantees are full and unconditional, and joint and several. The parent company has no assets or operations that are independent of the subsidiaries.

The Company’s debt agreement contains certain restrictive covenants that, among other things, require a minimum Interest Coverage Ratio, Leverage Ratio and a maximum amount of consolidated capital expenditures per year. The Company is in compliance with its covenants at December 31, 2007.

Maturity of Long-Term Debt — Minimum maturities of the Company’s long-term debt as of December 31, 2007, are as follows:

2008	$29,386,478
2009	2,420,000
2010	2,420,000
2011	2,420,000
2012	2,420,000
2013 and thereafter	201,723,522

Total	$240,790,000

The schedule of minimum maturities of the Company’s long-term debt in the table above is as of December 31, 2007, and is subject to adjustments for voluntary and mandatory prepayments that may be made in future years. The Company’s amended and restated first lien credit agreement includes provisions for voluntary and mandatory prepayments. Subject to certain minimum prepayment amounts, the Company can make voluntary prepayments. The Company has made no voluntary prepayments as of December 31, 2007. Mandatory prepayment provisions include a requirement that up to 75% of consolidated excess cash flow, as defined in the agreement, for any fiscal year be prepaid no later than 90 days after the end of such fiscal year and a requirement that any net asset sale proceeds, as defined in the agreement, be prepaid no later than 270 days from the receipt date unless the Company exercises its option to invest the sale proceeds in long-term productive assets of the general type used in the business or permitted acquisitions. For the year ended December 31, 2007, the mandatory excess cash flow prepayment is $9,072,845 and the prepayment due to net asset sale proceeds is $17,893,633 which are classified as current maturities of long-term debt.

7.	STOCKHOLDERS’ EQUITY (DEFICIT)

On November 2, 2004, the Board of Directors of the Company approved the Management Equity Incentive Plan and the Non-Employee Manager Equity Incentive Plan effective as of February 1, 2005. On June 1, 2006, the Board of Directors of the Company approved the Amended and Restated Management Equity Incentive Plan and the Amended and Restated Non-Employee Director Equity Incentive Plan (together the “Plans”). The Plans provide for the issuance of up to 16,330 shares of a new Class C common stock. The new shares, which are non-voting, would represent 14% of the equity of the Company on a fully diluted basis when fully issued.

In February 2005, 13,297 Class C shares were awarded under the Plans. Based on the zero fair value of the shares on the date of the grants, no compensation expense was recorded for these shares in the results of operations of the Company for the year ended December 31, 2007. The Class C shares issued in 2005 carry vesting terms of three to four years.

On March 1, 2006, 2,310 Class C shares were awarded under the Plans. The shares carry vesting terms of four years. For the year ended December 31, 2007, representing the fair value on the date of grant based on the enterprise fair value of equity and a liquidity and lack of control discount applicable to the portion of shares which vested on December 31, 2007.

On December 31, 2007, 3,815 Class C shares vested under the Plans. Compensation expense of $877,226, included in selling, general and administrative expenses, and a tax benefit of $333,574 were recorded in the consolidated statement of operations for the year ended December 31, 2007. At December 31, 2007, the amount of unrecognized stock-based compensation expense to be recognized over the remaining two years is approximately $1,752,894.

The number and calculated value of the shares issued under the Plans are summarized as follows:

	Shares	Amount
Non-vested shares — January 1, 2007	5,549	$2,708,520

Adjustment for shares granted in 2006	—	(15,280)
Adjustment for shares vested in 2006	—	3,820
Shares vested in 2007	(3,815)	(877,226)
Forfeited shares in 2007	(43)	(66,940)

Non-vested shares — December 31, 2007	1,691	$1,752,894

In February 2007, the Board of Directors of the Company established the DTN Holding Company, Inc. Stock Option Plan effective March 1, 2007. The plan provides for the granting of up to 2,359 Class C share options to eligible participants as defined by the plan. On March 31, 2007, 2,359 Class C share options were granted under the plan. The options were designated as nonqualified stock options, carry vesting terms of four years and have a term of 10 years. The options become exercisable upon vesting.
The fair value of each stock option is estimated on the date of grant using the Black-Scholes option pricing model. The fair value at the date of grant and the valuation assumptions are summarized as follows:

2007
Fair value	$158.13
Dividend yield	—
Expected volatility	45.00%
Risk-free interest rate	4.75%
Expected option life (in years)	4.00
The activity of the stock options under the plan for the year ended December 31, 2007, is summarized as follows:

			Remaining
		Exercise	Term
	Options	Price	(in years)
Outstanding — January 1, 2007	—	$—
Granted in 2007	2,359	704

Outstanding — December 31, 2007	2,359	$704	9.0

Exercisable — December 31, 2007	590	$704	9.0

8.	INCOME TAXES

Components of the income tax expense (benefit) are as follows:

Year Ended
December 31,
2007
Current	$6,749,489
Deferred	(3,143,914)

$3,605,575

The income tax provision differs from the provision at federal statutory rates for the following reasons:

Year Ended
December 31,
2007
Federal statutory rate	$4,228,232
State taxes	405,829
Change in effective rate	(654,848)
Intangible assets	—
Investments	(441,632)
Stock-based compensation	22,689
Other	45,305

$3,605,575

The components of the deferred taxes are as follows:

December 31,
2007
Deferred tax assets:
Net operating loss carryforwards	$—
Intangible assets	2,692,293
Fixed assets	2,999,401
Debt issuance costs	176,511
AMT credits	630,984
Interest	1,858,361
Allowance for doubtful accounts	404,498
Accrued advertising	160,230
Investments	—
Accrued vacation	200,787
Accrued sales tax	178,033
Initiation fees	111,588
Accruals and other	58,735

Total deferred tax assets	9,471,421

Deferred tax liabilities:
Fixed assets	—
Stock-based compensation	335,010
Prepaid expenses	815,738

Total deferred tax liabilities	1,150,748

Net deferred tax asset	$8,320,673

The net deferred tax asset at December 31, 2007, of $8,320,673 is composed of a non-current asset in the amount of $8,538,628 and a current liability in the amount of $217,955 which is included in accrued expenses in the balance sheet for the year ended December 31, 2007.

9.	BENEFIT PLANS

The Company provides for a defined contribution plan (the “Plan”) for employees to invest tax free dollars for their retirement as allowed for under Internal Revenue Code Section 401(k). The Plan provides that employees with at least 30 days of service may participate in the Plan. The Plan provides for a Company match of 50% of the employee’s contribution up to 4% of employee compensation. The Company’s contribution match under the Plan was $733,233 for the year ended December 31, 2007.

On January 1, 2007, the Company implemented a deferred compensation plan for key executives and select senior management. The amount of compensation deferred is based on individual participant elections. Participants direct their deferrals among several mutual fund options available within the plan. Participant account balances are credited with fund earnings and fluctuate on a daily basis depending on market performance. Deferrals are subject to loss of principal. The Company makes no matching contribution to the deferred compensation plan. Participants will be eligible to receive distributions based on elected deferral periods that are consistent with the plan and applicable tax law. As of December 31, 2007, the obligation of the plan totals $183,298 and is included in other noncurrent liabilities in the consolidated balance sheet. Through December 31, 2007, the Company had fully funded its obligation under the plan and the deferred compensation-related investments are included in other assets in the consolidated balance sheet.

10.	LEASES

The Company leases satellite network transmission capacity to broadcast the Company’s information service to its subscribers. These leases are accounted for as operating leases and are for varying periods of one to ten years and contain annual renewal options for periods of up to five years.

The Company also has various operating leases for office space, warehouse facilities, and equipment. These leases expire on various dates through 2018 and generally provide for renewal options at the end of the lease. The Company is generally obligated to pay the cost of property taxes, insurance, utilities and maintenance on the leases.

Future minimum lease payments under all non-cancelable operating leases at December 31, 2007, are as follows:

2008	$5,981,447
2009	5,272,529
2010	3,037,411
2011	749,665
2012	620,411
Thereafter	374,989

Total future minimum lease payments	$16,036,452

Total rent expense on all operating leases was $5,861,742 for the year ended December 31, 2007.

11.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair value because of the short maturity of these instruments. The Company’s investment in securities is carried at fair value based on the quoted market prices for the securities. The fair values of each of the Company’s long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company’s current borrowing rate for similar debt instruments of comparable maturity. The fair value estimates are made at a specific point in time and the underlying assumptions are subject to change based on market conditions. At December 31, 2007, the carrying amount of the Company’s long-term debt was $240,790,000, which approximates its estimated fair value.

12.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Accumulated other comprehensive loss consists of the following:

Balance — January 1, 2007	$(53,928)

Net realized loss on securities	53,928
Net unrealized loss on securities	(7,058)

Balance — December 31, 2007	$(7,058)

13.	RELATED PARTY TRANSACTIONS

The Company received $31,502 for administrative services provided to affiliates for the year ended December 31, 2007.

In January 2004, the Company purchased a customer list from iTradeNetwork, Inc. for $184,285. In December 2007, the Company received $22,848,130 cash for the 7,239,585 shares it owned in iTradeNetwork, Inc. and recorded a gain on the disposal of these shares in the amount of $21,271,821. The Company had a 10.2% ownership interest in iTradeNetwork, Inc. at December 31, 2006, and accounted for this investment under the cost method. At December 31, 2007, the Company owed iTradeNetwork, Inc. $27,459 under the terms of the purchase agreement which represented iTradeNetwork, Inc.’s percentage share of revenues earned from October 2006 through December 2007 plus interest in the amount of $3,459. These amounts are included in accrued expenses in the consolidated balance sheet for the year ended December 31, 2007.

14.	CONTINGENCIES

The Company is party to various lawsuits and claims arising out of the ordinary course of business. Management believes the ultimate resolution of such matters will not have a materially adverse effect on the Company’s financial condition, results of operations or cash flows.
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